Supplemental Finder Agreement

This Supplemental Finder Agreement (“Agreement”) is made and entered into as of August 12, 2009 by and between Socialwise, Inc. (formerly IdeaEdge, Inc.), a California corporation (“Company”), and SPN Investments, Inc. (or its associates or designees) (“Finder”), on behalf of Socialwise, Inc., a Colorado corporation, with reference to the following facts:

1.

Finder and Company have an existing business relationship whereby the Finder introduces prospective investors to Company (“Finder Services”);

2.

Finder and Company currently has an existing agreement dated August 12, 2008 (effective June 1, 2008) in place for Finder Services (“Finder Agreement”); and

3.

Company granted Finder warrants to purchase 350,000 shares of Company common stock pursuant to the Warrant Agreement (“Warrant Agreement”) dated June 8, 2009.

ACCORDINGLY, Company and Finder agree to supplement the aforementioned agreements as follows:

1.

Company hereby grants to Finder an additional 500,000 shares of its unregistered common stock upon the Finder’s having assisted the Company’s successful raise of $2,000,000 in equity capital at a price per share at or in excess of $0.50 per share, beginning July 1, 2009 and terminating prior to September 30, 2009.

2.

Finder agrees to hold the shares in its own name from the date of grant for three years or until the Reclassification, Reorganization or Merger of the Company (as defined in the Warrant Agreement).

3.

Finder agrees to modify the Warrant Agreement to cause the vesting of the second tranche of 175,000 warrants to occur upon receipt by the Company of $3,000,000, rather than the previously specified $2,000,000.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Socialwise, Inc.:

SPN Investments, Inc.:

/s/ Jonathan Shultz

/s/ Robert Wheat

Jonathan Shultz, CFO

Robert Wheat, President